Exhibit 99 - Press release issued August 3, 2005

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004 Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS THIRD QUARTER 2005 RESULTS

PORT HURON, MI, November 7, 2005 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the quarter ended September 30, 2005. The Company had a net loss available to common shareholders for the quarter of $8.3 million, or $0.27 per share, compared to a net loss available to common shareholders of $9.6 million, or $0.34 per share, for the third quarter of 2004. The results for the third quarter of 2005 include income from discontinued operations of $0.5 million, or $0.02 per share, as a result of proceeds received from a settlement of litigation. The results for the third quarter of 2004 include a loss from discontinued operations of $1.1 million, or $0.04 per share. All discussions of per share amounts are on a fully diluted basis. The Company typically reports losses for the third quarter due to the seasonal nature of its business. The Company earns the majority of its profits during the winter heating season.

George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “Results for the third quarter are on track with the Company’s plan for the year. We continue to perform in accordance with that plan, with ongoing period-over-period improvement. During the third quarter, the Company successfully completed the sale of common stock and renegotiated, extended the term, and increased the size of its bank credit facility. Substantial progress was made on initiatives to improve the Company’s balance sheet, which are expected to be beneficial in coming quarters.”
Mr. Schreiber went on to say, “Looking ahead, we are focused on improving operations in order to manage the various issues relating to high market prices for natural gas. Gas prices recently moved substantially higher due in part to the volatility resulting from the hurricanes that affected gas-producing facilities in the Gulf-Coast region. We are pleased that we will be able to recover the bulk of these increased gas costs from a large portion of our Michigan area customers via adjustment of the gas cost recovery, or GCR, rate approved by the Michigan Public Service Commission. Timely recovery of these costs will help the Company maintain its financial flexibility. We continue to analyze the impact of these higher gas costs on operations. Initially, we believe that the higher costs may lead to, among other things, greater conservation by customers, higher levels of delinquent and uncollectible customer accounts, and higher costs associated with lost and unaccounted-for gas. We will continue to closely monitor this situation so we can appropriately manage the financial impact of the higher gas costs.”

The Company has provided condensed financial information and operating statistics in the tables accompanying this news release. A number of factors affected the results for the third quarter of 2005, when compared to the third quarter of 2004. The primary factors that improved results were increases in gas sales margin and other gas distribution revenues, the absence from 2005 results of expenses related to the termination of the sale of the Company’s Alaska Pipeline(APC) subsidiary, and changes in results from discontinued operations (income in 2005 compared to losses in 2004). These items were partially offset by a non-cash debt extinguishment charge and increases in various expenses, including employee benefit and incentive costs, compensation costs, facility costs, customer bad debt expense, depreciation and property taxes.

YEAR-TO-DATE RESULTS
The Company’s net loss available to common shareholders was $8.2 million, or $0.28 per share, for the nine months ended September 30, 2005, compared to a net loss available to common shareholders of $8.4 million, or $0.30 per share, for the nine months ended September 30, 2004. A number of factors affected the year-to-date results for 2005, when compared to the same period of 2004. The primary factors that improved earnings were increases in gas sales margin and other gas distribution revenues, the absence from 2005 results of expenses associated with the termination of the sale of APC, and changes in results from discontinued operations (income in 2005 compared to losses in 2004). These factors were partially offset by a premium associated with the repurchase of the Company’s Convertible Preference Stock (CPS), a non-cash debt extinguishment charge and increases in various expenses including financing costs, employee benefit and incentive costs, compensation costs, facility costs, customer bad debt expense, depreciation and property taxes.

IMPACT OF WEATHER
Temperatures during the first nine months of 2005 were 6.6 percent warmer than normal in Alaska and 1.0 percent warmer than normal in Michigan. During the first nine months of 2004, temperatures were 3.1 percent warmer than normal in Alaska and essentially normal in Michigan. The Company estimates that the combined variations from normal weather decreased net income by approximately $2.5 million during the first nine months of 2005 and decreased net income by approximately $0.9 million during the same period of 2004.

OUTLOOK FOR THE REMAINDER OF 2005
With the substantial increase in natural gas prices in the last few months, the Company anticipates that financial results may be adversely impacted during the fourth quarter of 2005. A primary concern is that higher natural gas prices may contribute to: 1) increased costs associated with lost and unaccounted for gas; 2) a higher customer bad debt expense; 3) higher working capital requirements; and 4) reduced sales volumes due to lower customer usage. Taking into account the estimated aggregate impact of each of these items on the remainder of the year, the Company now expects 2005 net income available to common shareholders to be near the lower end of the range of $0.03 to $0.07 per share. This includes the charge incurred in connection with the repurchase of CPS, which reduced the Company’s expected 2005 net income available to common shareholders by $8.2 million, or $0.27 per share. Excluding this charge, net income available to common shareholders is expected to be near the lower end of the range of $0.30 to $0.34 per share for 2005. As with previous guidance, this earnings outlook also assumes that there will be normal weather for the remainder of the year in markets served by the Company and includes approximately $0.10 per share of non-cash amortization and write-off of debt issuance costs and debt basis adjustments relating to the Company’s debt.

Cash from operations for 2005, as measured by EBITDA, also is expected to be adversely impacted by the higher gas prices. The Company now expects EBITDA to be approximately $92 million (previously estimated to be $94 million). Capital expenditures are expected to be approximately $39.5 million, excluding any acquisitions. EBITDA represents earnings before interest, dividends on Convertible Preferred Stock, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. EBITDA is reported here because the Company believes it is commonly used by investors as an indication of a Company’s ability to incur and service debt.
While the Company believes EBITDA is a useful measure for investors, it is not a measurement presented in accordance with generally accepted accounting principles in the U.S., or GAAP. The Company does not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. This calculation of EBITDA may or may not be consistent with that of other companies. Management views EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected EBITDA to projected cash flow from operations is included in the following statistics.

SEMCO ENERGY, Inc. distributes natural gas to approximately 403,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Statement of Operations data

Operating revenues	$62,310	$54,034	$384,503	$343,580

Cost of gas sold	36,127	28,134	264,304	228,240
Operations and maintenance	17,784	16,982	54,025	49,587
Depreciation and amortization	7,094	6,900	21,219	20,723
Property and other taxes	3,039	2,874	9,403	8,730
Expenses related to the terminated sale of a subsidiary	-	636	-	1,568

Operating income (loss)	(1,734)	(1,492)	35,552	34,732

Other income and (deductions)
Interest expense	(10,712)	(10,527)	(32,648)	(33,273)
Debt extinguishment costs	(1,090)	-	(1,456)	-
Other	856	442	2,004	1,815
Total other income and (deductions)	(10,946)	(10,085)	(32,100)	(31,458)

Income tax (expense) benefit	4,750	4,242	(999)	(1,292)

Income (loss) from continuing operations	(7,930)	(7,335)	2,453	1,982

Income (loss) from discontinued operations, net of income taxes	538	(1,129)	538	(8,249)

Net income (loss)	(7,392)	(8,464)	2,991	(6,267)

Dividends on convertible cumulative preferred stock	947	-	2,044	-
Dividends and repurchase premium on convertible preference stock (a)	-	1,153	9,112	2,083

Net income (loss) available to common shareholders	$(8,339)	$(9,617)	$(8,165)	$(8,350)

Earnings per share - basic
Income (loss) from continuing operations	$(0.29)	$(0.30)	$(0.30)	$(0.00)
Net income (loss) available to common shareholders	$(0.27)	$(0.34)	$(0.28)	$(0.30)

Earnings per share - diluted
Income (loss) from continuing operations	$(0.29)	$(0.30)	$(0.30)	$(0.00)
Net income (loss) available to common shareholders	$(0.27)	$(0.34)	$(0.28)	$(0.30)

Cash dividends declared per share	$-	$-	$-	$0.08

Average number of common shares outstanding
Basic	31,089	28,321	29,346	28,226
Diluted	31,089	28,321	29,346	28,254

(a)  The amount for the nine months ended September 30, 2005 includes a repurchase premium of $8,170,000 associated with the repurchase of Company's convertible preference stock from a private equity investor.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and EBITDA reconciliation)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Business Segment Information

Operating revenues
Gas Distribution	$60,992	$52,235	$378,523	$336,463
Corporate and Other	3,286	3,593	11,732	12,217
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(1,968)	(1,794)	(5,752)	(5,100)
Consolidated operating revenues	$62,310	$54,034	$384,503	$343,580

Operating income (loss)
Gas Distribution	$(1,985)	$(885)	$34,701	$35,351
Corporate and Other	251	(607)	851	(619)
Consolidated operating income	$(1,734)	$(1,492)	$35,552	$34,732

Depreciation and amortization expense
Gas Distribution	$6,742	$6,507	$20,158	$19,496
Corporate and Other	352	393	1,061	1,227
Consolidated depreciation and amortization expense	$7,094	$6,900	$21,219	$20,723

Gas Distribution Operating Statistics

Volumes sold (MMcf)	4,949	5,464	43,287	45,052
Volumes transported (MMcf)	14,015	13,978	41,593	42,715
Number of customers at end of period	402,819	391,777	402,819	391,777
Weather statistics:
Degree days
Alaska	886	829	6,051	6,309
Michigan	90	194	4,334	4,421
Percent colder (warmer) than normal
Alaska	(.9)%	(8.2)%	(6.6)%	(3.1)%
Michigan	(54.1)%	(1.5)%	(1.0)%	.2%

Statement of Financial Position data at September 30, 2005
Total assets	$906,646
Cash and cash equivalents	1,797
Gas charge underrecovery	1,383
Gas charge overrecovery	8,257
Short-term notes payable	18,500
Current maturities of long-term debt	15,000
Long-term debt	441,633
Convertible cumulative preferred stock	66,510
Common shareholders' equity	187,030

Other information at September 30, 2005
Unused portion of bank credit facility	$86,667

Reconciliation of Forecasted EBITDA to Forecasted Cash Flow From Operations for the Forecasted Year Ended December 31, 2005
	(dollars in millions)
EBITDA	$92
Interest expense	(44)
Income tax expense	(7)
Changes in assets and liabilities and other non-cash items	(18)
Cash flow from operations	$23